China Shen Zhou Mining & Resources, Inc. Announces Third Quarter 2008 Financial Results

BEIJING, November 13, 2008/Xinhua- PRNewswire-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (American Stock Exchange: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results for the third quarter ended September 30, 2008.

*All figures are in U.S. dollars

Third Quarter 2008 Financial Results

Net revenues for the three months ended September 30, 2008 were $2.9 million, representing a $1.4 million or 32% decrease as compared to the same period of 2007. The decrease in net revenues is mainly attributable to Qianzhen Mining, whose zinc processing operations were materially impacted by a shortage of ore supplies and sharp decrease of metal price, which resulted in a reduction of revenue of 77% or approximately $1.7 million as compared to the third quarter of 2007. Net revenue from Xiangzhen Mining’s fluorite products decreased 49% to $1.1 million as compared to 2007 due to the trial operation of the newly completed fluorite processing plant of Xiangzhen..

Net revenue for the third quarter did increase by 142% over the second quarter.

For the third quarter gross profit was $495,000 which decreased by approximately 74% from $1.9 million for the same period of 2007; gross profit margin dropped from 44% to 17% for the third quarter of 2008. The fixed amortization of mining assets and rights over the terms of the extraction license (three years or six years) that is included in the costs of sales caused the movement of the costs of sales to be disproportionate to actual production and sales, resulting in a lower gross profit margin. The low zinc price also created downside pressure on the gross profit margin of the nonferrous segment.

Gross profit for the third quarter did increase by $543,000 over the second quarter. Gross profit margin also increased by 21% over the second quarter.

For the third quarter general and administrative expenses increased by approximately $0.9 million to $2.6 million in 2008 as compared to $1.6 million in 2007. The significant increase was primarily due to (i) trial operating expense of $0.57 million by Xiangzhen and (ii) increased administrative expense of $0.3 million for the newly acquired Tun-Lin in Kyrgyzstan.

Interest expense decreased approximately $57,000 in the third quarter as compared to the same period of 2007. The decrease in interest expense is mainly due to the difference in revaluation of the warrant liability.

Net loss for the third quarter was $2.0 million, a difference of $2.1 million compared to net income of $0.1 million for the same period of 2007. Basic earnings (loss) per share were $(0.091) and $0.005 for the three months ended September 30, 2008 and 2007, respectively.

Net revenues for the nine months ended September 30, 2008 were $4.8 million, representing a $7.2 million or 60% decrease as compared to the same period of 2007.
Gross profit for the nine months ended September 30, 2008, was $639,000 which decreased by approximately 91% from $6.8 million for the same period of 2007. Gross profit margin dropped from 57% for the nine months ended September 30 2007 to 13 % for the same period of 2008.

For the nine months ended September 30, 2008, general and administrative expenses increased by approximately $3.0 million to $6.9 million as compared to $3.9 million for the same period in 2007.

Net loss for the nine months was $7.5 million, a difference of $7.7 million compared to net income of $0.2 million for the same period in 2007. Basic earnings (loss) per share were $(0.339) and $0.010 for the nine months ended September 30, 2008 and 2007, respectively.

Cash and cash equivalents were $0.46 million as of September 30, 2008, a decrease of $2.5 million as compared to the balance at December 31, 2007 of $3 million.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS

Current assets:
Cash and cash equivalents	$462	$2,949
Accounts receivable, net	482	2,481
Other deposits and prepayments, net	1,699	1,254
Inventories	4,510	1,639
Total current assets	7,153	8,323

Available for sale investment	147	137
Prepayment for office rent	540
Property, machinery and mining assets, net	49,998	47,094
Deferred debt issuance costs	1,859	2,170
Deferred income tax assets	686	507
Goodwill	1,146	1,070
Total assets	$61,529	$59,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,212	$718
Fair value of detachable warrants liability	116	1,100
Short term bank loans	1,760	1,314
Other payables and accruals	8,082	3,469
Taxes payable	314	257
Due to related parties	3,094	2,062
Total current liabilities	14,578	8,920

Convertible notes payable	23,478	21,186
Deferred tax liabilities	1,201	1,201
Total liabilities	39,257	31,307

MINORITY INTEREST	88	144

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30,	December 31,
	2008	2007
	Unaudited	Audited
Commitment and contingencies		-

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 par value,
50,000,000 shares authorized, 22,214,514 shares issued and outstanding	$22	$22
Additional paid-in capital	25,251	25,251
PRC statutory reserves	1,537	1,537
Accumulated other comprehensive income	4,104	2,247
Retained earnings (deficit)	(8,730)	(1,207)
Total stockholders’ equity	22,184	27,850
Total liabilities and stockholders’ equity	$61,529	$59,301

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
	Unaudited		Unaudited
Net revenue	$2,924	4,273	$4,845	12,063
Cost of sales	(2,429)	(2,399)	(4,206)	(5,227)
Gross profit	495	1,874	639	6,836
Operating expenses:
Selling and distribution expenses	(36)	(72)	(72)	(207)
General and administrative expenses	(2,550)	(1,640)	(6,942)	(3,893)
Income (loss) from operations	(2,091)	162	(6,375)	2,736
Other income (expense):
Interest expense	(87)	(144)	(1,932)	(2,489)
Other, net	48	161	590	146
Income (loss) from continuing operations before income taxes and minority interests	(2,130)	179	(7,717)	393
Income tax (expenses) benefits	85	(47)	129	32
Income (loss) from continuing operations before minority interests	(2,045)	132	(7,588)	425
Minority interests	20	(15)	65	(6)
Income (loss) from continuing operations	(2,025)	117	(7,523)	419
Discontinued operation
Loss from operations of discontinued component, net of taxes	-	(2)	-	(195)
Income(loss) from discontinued operations	-	(2)	-	(195)
Net income (loss)	(2,025)	115	(7,523)	224
Other comprehensive income:
Foreign currency translation adjustments	301	306	1,857	894
Comprehensive income (loss)	$(1,724)	421	$(5,666)	1,118

Income (loss) per common share - basic and diluted
From continuing operations	(0.091)	0.005	(0.339)	0.019
From discontinued operations	-	-	-	(0.009)
Net income (loss)	$(0.091)	0.005	$(0.339)	0.010
Weighted average common shares outstanding
Basic and Diluted	22,215	22,215	22,215	21,872

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Nine Months Ended
	September 30,
	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities:
(Loss)income from continuing operations	$(7,523)	$419
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	3,288	1,302
Loss from investments	-	81
Deferred income tax benefits	(179)	(158)
Fair value adjustment of warrants	(984)	(239)

Accrual of coupon interest and accreted principal	1,112	1,058
Amortization of deferred financing costs	1,179	108
Amortization of debt issuance costs	311	245
Minority interests	(65)	6
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	1,999	(2,023)
Deposits and prepayments	(443)	1,107
Prepayment for office rent	(540)
Inventories	(2,871)	(189)
Due from related companies	-	(847)
Increase (decrease) in -
Accounts payable	494	786
Other payables and accruals	2,804	748
Taxes payable	57	(191)
Due to related parties	1,032	28
Net cash (used in) provided by operating activities from continuing operations	(329)	2,241
Net cash provided by operating activities from discontinued operations	-	4
Net cash (used in) provided by operating activities	(329)	2,245

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Nine Months Ended
	September 30,
	2008	2007
	Unaudited	Unaudited
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(1,975)	(15,419)
Decrease in investment deposits	-	1,025
Acquisition of subsidiaries, net of cash and cash equivalents acquired	-	(466)
Decrease in available-for-sale securities - margin deposit	-	331
Net cash used in investing activities of continuing operations	(1,975)	(14,529)

Purchases of property, machinery and mining assets of discontinued operations		(388)
Net cash used in investing activities	(1,975)	(14,917)

Cash flows from financing activities:
Issuance costs of convertible note	$-	$(2,096)
Proceeds from short-term borrowings	446	226
Repayments of short-term borrowings	-	(1,470)
Net cash provided by (used in) financing activities	446	(3,340)

Foreign currency translation adjustment	(629)	265

Net decrease in cash and cash equivalents	(2,487)	(15,747)

Cash and cash equivalents at the beginning of the period	2,949	18,932
Cash and cash equivalents at the end of the period	$462	$3,185

Supplemental disclosures of cash flow information
Cash paid for interest expenses	$254	$1,037
Cash paid for income tax	$-	$-

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel: +86-10-6887-2811
Email: investor@chinaszky.com
Web: http://www.chinaszmg.com

In the U.S.:
David Elias
Investor Relations
DME Capital LLC
Tel: +1-516-967-0205
Email: dave@dmecapital.com